Exhibit 99.1

NEWS RELEASE

	Contacts:	Alan Krenek,
Chief Financial Officer
Basic Energy Services, Inc.
817-334-4100
FOR IMMEDIATE RELEASE
Jack Lascar/Sheila Stuewe
Dennard ▪ Lascar Associates
713-529-6600

BASIC ENERGY SERVICES REPORTS

FOURTH QUARTER AND YEAR END 2013 RESULTS

FORT WORTH, Texas – February 19, 2014 – Basic Energy Services, Inc. (NYSE: BAS) (“Basic”) today announced its financial and operating results for the fourth quarter and twelve months ended December 31, 2013.

FOURTH QUARTER 2013 HIGHLIGHTS

Basic Energy Services fourth quarter revenue decreased 5% to $308.0 million from $324.8 million in the third quarter of 2013, and increasing 2% from $302.1 million in the fourth quarter of 2012.

For the fourth quarter of 2013, Basic reported a net loss of $7.4 million, or $0.18 per basic and diluted share, compared to a net loss of $7.0 million, or $0.17 per basic and diluted share, reported in the third quarter of 2013. Excluding special items, Basic generated a loss of $4.9 million, or $0.12 per basic and diluted share in the third quarter of 2013. The special items included a $329,000 after-tax ($517,000 pre-tax), or $0.01 per basic and diluted share, charge associated with severance and non-compete benefits awarded to the recently retired President and Chief Executive Officer, and $1.7 million after-tax ($2.7 million pre-tax), or $0.04 per basic and diluted share, expenses associated with the settlement of a Texas sales and use tax audit.

Roe Patterson, Basic’s President and Chief Executive Officer, stated, “2013 was a challenging year, given the competitive pricing environment and stagnant rig count. Despite the difficult market conditions, our management team successfully maintained market share across our major service lines. One of our primary growth initiatives during the year was to expand our integrated fluid services business. Through organic growth and acquisitions we added 10 salt water disposal wells in our network and 48 fluid service trucks; ending the year with 81 salt water disposal facilities and 1,003 fluid service trucks. The continued expansion of certain asset groups tailored for longer lateral horizontals in our completion and remedial services group was another growth initiative for 2013. We added larger rental fluid pumps, power swivels, snubbing units, and other ancillary equipment to meet this goal.

“During the fourth quarter of 2013, our revenue dipped less than we originally anticipated as the year end seasonal slowdown was countered by strong activity levels from our customers, especially in the Permian Basin. However, our operations were impacted by severe weather conditions especially during the week preceding Thanksgiving and during the first part of December, which added downward pressure to our operating margins, especially in our Fluid Services segment.

“Our fourth quarter operating margin benefitted from the cost reduction initiatives we put in place in early 2013.  We will continue to rein in costs where possible, while still providing our customers the highest level of service.  We would like to thank our field operations for their dedication to maintaining market share during a tough 2013 while simultaneously keeping costs in check.

“As we enter 2014, we are pleased that our customers seem to have begun executing their anticipated 2014 capital programs earlier in the year, which is a welcome change from 2013 when customers waited on the sidelines for most of the first quarter. Although we are cautiously optimistic that activity levels will continue to improve throughout 2014, there still is excess equipment chasing current activity levels in oilier markets.

“Looking forward, we expect our first quarter revenue to be up 4% to 5% sequentially as lessening seasonal impacts and increases in activity combine to improve utilization. We can only expect pricing improvements when service capacity levels come into balance with activity levels in individual markets. While we have seen this balance achieved in some selected markets and business lines recently, it is still too early in the year to forecast the impact to segment margins.

“In light of the healthy pace of activity we are seeing, we will be expanding our capital budget for 2014 to $215 million. Approximately $85 million of this budget will be dedicated to expansion for our salt water disposal well network, fluid service truck additions, and assets for our completion and remedial services segment such as coil tubing units, rental and fishing assets, and pressure pumping equipment. Margins in these particular business lines have remained stable, justifying additional growth capital.”

In the fourth quarter of 2012, Basic reported a net loss of $19.8 million, or $0.50 per basic and diluted share.  Fourth quarter 2012 net loss before special items of $9.5 million, or $0.25 per basic and diluted share excluded approximately $4.9 million ($7.9 million pre-tax), or $0.11 per basic and diluted share, of early extinguishment of debt costs associated with the redemption of $225 million 7.125% Senior Notes due 2016; $2.4 million ($3.9 million pre-tax), or $0.06 per basic and diluted share, of corporate office relocation expenses; $2.3 million ($3.7 million pre-tax), or $0.06 per basic and diluted share, of prior years’ state sales and use taxes associated with an audit; $1.3 million ($1.9 million pre-tax), or $0.03 per basic and diluted share, of severance and non-compete benefits for the retirement of Basic’s former CEO; and $560,000 ($910,000 pre-tax), or $0.01 per basic and diluted share, gain on the bargain purchase of an acquisition.

Basic generated Adjusted EBITDA of $59.5 million, or 19% of revenue, in the fourth quarter of 2013 compared to $62.4 million, or 19% of revenue, in the third quarter of 2013.  In the fourth quarter of 2012, Basic generated Adjusted EBITDA of $49.9 million, or 17% of revenue.  Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, loss on legal settlement, loss on sales and use tax audits, loss on relocation of corporate offices, loss on executive severance benefits, loss on early extinguishment of debt, gain on bargain purchase of an acquisition, a refund on 2008 Texas margin tax, and the net gain or loss from the disposal of assets.  EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 3 under the accompanying financial tables.

Basic’s tax benefit for the fourth quarter of 2013 was $4.6 million, compared to a benefit of $4.9 million in the third quarter of 2013 and a benefit of $11.8 million in the fourth quarter of 2012.  The tax benefit in the fourth quarter of 2013 translates into an effective tax benefit rate of 39%, down from the third quarter effective tax benefit rate of 41% and the fourth quarter of 2012 effective tax benefit rate of 37%. The 2013 full year effective tax benefit rate of 35% came in as expected in the mid-30 percent range.

2013 FULL YEAR HIGHLIGHTS

Revenues declined 8% to $1.3 billion in 2013 from $1.4 billion in 2012. Adjusted EBITDA for 2013 decreased to $235.4 million, or 19% of revenue, compared to $307.4 million, or 22% of revenue, in 2012.  Adjusted EBITDA is reconciled in note 3 under the accompanying financial tables.

	Year Ended December 31,
	2013		2012 (1)
	($ in millions)	($ per share)	($ in millions)	($ per share)
Net income (loss) (as reported)	$(35.9)	$(0.89)	$19.6	$0.48
Adjusted for
CEO Severance & non-compete benefits	0.3	0.01	1.3	0.03
Reserve for legal settlement	5.2	0.13	-	-
Redemption of 7.125% Senior Notes	-	-	4.9	0.12
Corporate Office relocation expense	-	-	4.9	0.12
Audit-related state sales and use taxes	1.9	0.04	4.2	0.10
Gain on bargain purchase of an acquisition	-	-	(0.6)	(0.01)
Texas margin tax refund	-	-	(1.2)	(0.04)
Net income (loss) before special items	$(28.5)	$(0.71)	$33.1	$0.80

For 2013, Basic reported a net loss of $35.9 million, or $0.89 per basic and diluted share.  Excluding the special items listed above, Basic generated a net loss of $28.5 million, or $0.71 per basic and diluted share.  For 2012, Basic reported net income of $19.6 million, or $0.48 per diluted share.  Excluding the special items listed above, Basic generated net income of $33.1 million, or $0.80 per diluted share for 2012.

Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue declined 3% to $123.4 million in the fourth quarter of 2013 from $127.1 million in the prior quarter.  The sequential decrease in revenue was mainly due to lower rental and fishing tool and snubbing activity partially offset by higher coil tubing revenue. Pumping revenue was essentially flat with the third quarter. In the fourth quarter of 2012, this segment generated $121.7 million in revenue.

Segment profit in the fourth quarter of 2013 dipped slightly to $43.7 million compared to $44.2 million in the prior quarter.  Segment margin for the 2013 fourth quarter was 35%, the same as in the prior quarter.  During the fourth quarter of 2012, segment profit was $40.9 million, or 34% of revenue.

As of December 31, 2013, Basic had approximately 297,000 hydraulic horsepower (hhp), increasing from 292,000 at the end of the previous quarter and up slightly from 291,000 hhp at year end 2012.

Fluid Services

Fluid services revenue rose 2% to $87.8 million in the fourth quarter of 2013 from $86.1 million in the prior quarter.  The sequential increase in revenue was mainly due to additions to our truck fleet and higher utilization of our hot oiling units.  During the fourth quarter of 2012, this segment generated $81.9 million in revenue.

The weighted average number of fluid services trucks rose 2% to 986 during the fourth quarter of 2013, increasing by 16 trucks from the weighted average truck count of 970 during the third quarter of 2013.  The weighted average number of fluid services trucks was 954 during the fourth quarter of 2012.  Truck hours rose to 579,400 during the fourth quarter of 2013 from the 578,900 in the third quarter of 2013 and 555,200 in the fourth quarter of 2012.

The average revenue per fluid service truck was $89,000 in the fourth quarter of 2013, the same as in the third quarter of 2013. In the comparable quarter of 2012, average revenue per fluid truck was $86,000.

Segment profit in the fourth quarter of 2013 was $25.5 million, or 29% of revenue, compared to $26.4 million, or 31% of revenue, in the prior quarter and $23.8 million, or 29% of revenue, in the same period in 2012. The sequential decline in segment profit was due to the impact of the severe weather conditions in the latter portion of November and early December, reducing truck hours in affected areas. In addition, the weather impacts and the downtime associated with repairs caused a small number of our disposal wells to be offline at various times during the quarter. This resulted in disposal costs to be higher for the fourth quarter.

Well Servicing

Well servicing revenues declined 14% to $84.0 million during the fourth quarter of 2013 compared to $97.8 million in the prior quarter, due to a decline in activity levels associated with the normal seasonal slowdown and severe weather conditions in the Permian Basin and Mid-Continent during the week preceding Thanksgiving. Revenues from the Taylor manufacturing operations were $3.4 million in the fourth quarter, down from $5.9 million in the third quarter of 2013.  In the fourth quarter of 2012, well servicing revenues were $84.1 million.

At December 31, 2013, the well servicing rig count was 425, the same as at the end of the prior quarter.  The weighted average number of well servicing rigs was 425 during the third and fourth quarters of 2013, down from 429 in the fourth quarter of 2012. Rig hours decreased 12% to 199,400 in the fourth quarter of 2013, compared to 227,100 in the previous quarter, and declined 2% percent from 203,000 in the comparable quarter of last year. Rig utilization was 66% in the fourth quarter of 2013, compared to 75% in the prior quarter and 66% in the fourth quarter of 2012.

Excluding revenues associated with the Taylor manufacturing operations, revenue per rig hour was $404 in the fourth quarter of 2013, the same as in the previous quarter and up from $393 reported in the fourth quarter of 2012.

Segment profit in the fourth quarter of 2013 decreased to $22.5 million from $26.8 million in the prior quarter and from $23.0 million in the same period in 2012.  Segment profit from the Taylor manufacturing operations was $624,000 in the fourth quarter of 2013 compared to $780,000 in the prior quarter and $829,000 in the fourth quarter of 2012.  In the fourth quarter of 2013, segment profit margins were 27%, the same as the prior quarter and the fourth quarter of 2012. Excluding the Taylor manufacturing operations, segment profit margins were 27% in the fourth quarter of 2013, compared to 28% in the third quarter of 2013 and the fourth quarter of 2012.

Contract Drilling

Contract drilling revenue was $12.8 million during the fourth quarter of 2013, down seven percent from $13.8 million in the prior quarter and eleven percent from $14.3 million in the comparable quarter in 2012.   Basic operated 12 drilling rigs during the fourth quarter of 2013, the same number of rigs as in the previous quarter and in the fourth quarter of 2012.  Revenue per drilling day in the fourth quarter of 2013 was $16,400, down slightly from $16,500 in the previous quarter and up three percent from $16,000 in the fourth quarter of 2012.

Rig operating days during the fourth quarter of 2013 decreased six percent to 781 compared to 833 days in the prior quarter, resulting in rig utilization of 71% during the fourth quarter of 2013 compared to 76% during the prior quarter. The sequential decline in drilling rig utilization was due to continued competition in the deeper vertical markets in the Permian Basin and lower activity levels for our 1,000 horsepower rig fleet. Our three 1,000 horsepower rigs experienced inconsistent utilization during the fourth quarter due to the overcapacity of those types of rigs in this market.  In the comparable period in 2012, rig operating days were 892, producing a utilization of 81%.

Segment profit in the fourth quarter of 2013 was $4.5 million, down slightly from $4.6 million in the prior quarter and the same as the $4.5 million generated in the fourth quarter of 2012.  Segment margin of 35% increased sequentially from 34% in the prior quarter due mainly to lower repair and maintenance costs.   Last year in the comparable period, segment margin was 32%.

G&A Expense

General and administrative (“G&A”) expense in the fourth quarter of 2013 was $37.0 million, or 12% of revenue. The prior quarter’s G&A was $43.1 million, or 13% of revenue, and included severance and sales and use tax audit charges outlined above. Excluding those special items, G&A was $39.9 million, or 12% of revenue. The sequential decline was due to lower bad debt expense and lower ongoing stock incentive expense. In addition, we benefitted from the cost reductions initiated earlier in the year.

G&A expense was $50.0 million in the fourth quarter of 2012 and included $3.9 million for relocation costs and a $3.7 million charge for the state and use tax audit. Excluding relocation and tax audit costs, G&A expense was $42.4 million, or 14% of total revenue, in the prior year’s fourth quarter.

We expect that G&A expense will be approximately $39 million for the first quarter of 2014.

Cash and Total Liquidity

On December 31, 2013, Basic had cash and cash equivalents of approximately $112 million, an increase from $100 million at September 30, 2013 and down from $135 million on December 31, 2012.  At year-end 2013, total liquidity was approximately $324 million, which included $212 million of availability under Basic’s $250 million revolving credit facility.

Capital Expenditures

Total capital expenditures for 2013, including capital leases of $50.6 million, were approximately $187.5 million, comprised of $56.9 million for expansion projects, $113.0 million for sustaining and replacement projects and $17.6 million for other projects.  Expansion capital spending included $27.7 million for the Completion and Remedial Services segment, $22.1 million for the Fluid Services segment,  $4.7 million for the Well Servicing segment, and $2.4 million for the Contract Drilling segment.  Other capital expenditures are mainly for facilities and IT infrastructure.

In 2014, Basic currently plans on investing approximately $210 to $220 million on capital expenditures, with approximately $55 million being financed through capital leases.

Conference Call

Basic will host a conference call to discuss its fourth quarter 2013 results on Thursday, February 20, 2014, at 9:00 a.m. Eastern Time (8:00 a.m. Central).  To access the call, please dial (480) 629-9692 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time.  The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 6, 2014 and may be accessed by calling (303) 590-3030 and using the pass code 4662781#.  A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area.  The company employs more than 5,400 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, and the Rocky Mountain and Appalachian regions.

Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for Basic’s services and any related material impact on its pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in Basic’s expenses, including labor or fuel costs and financing costs, and (iv) regulatory changes.  Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2012 and subsequent Form 10-Qs filed with the SEC.  While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated results will be achieved.  Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Basic Energy Services, Inc.
Consolidated Statements of Operations, Comprehensive Income and Other Financial Data
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012 (1)	2013	2012 (1)

Income Statement Data:	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Completion and remedial services	$123,441	$121,742	$501,137	$586,070
Fluid services	87,811	81,908	343,863	352,246
Well servicing	84,007	84,140	363,386	376,268
Contract drilling	12,774	14,279	54,518	60,300
Total revenues	308,033	302,069	1,262,904	1,374,884
Expenses:
Completion and remedial services	79,727	80,849	327,540	357,960
Fluid services	62,310	58,108	239,154	236,588
Well servicing	61,471	61,157	265,058	268,219
Contract drilling	8,276	9,738	36,336	39,817
General and administrative (2)	36,950	50,059	171,439	183,274
Depreciation and amortization	54,276	49,292	209,747	187,083
Loss on disposal of assets	583	211	2,873	3,334
Total expenses	303,593	309,414	1,252,147	1,276,275
Operating income	4,440	(7,345)	10,757	98,609
Other income (expense):
Interest expense	(16,667)	(17,303)	(67,207)	(62,438)
Interest income	13	52	53	83
Gain on bargin purcahse price	—	910	—	910
Loss on early extinguishment of debt	—	(7,942)	—	(7,942)
Other income	176	1	743	627
Income (loss) from continuing operations before income taxes	(12,038)	(31,627)	(55,654)	29,849
Income tax benefit (expense)	4,639	11,824	19,725	(10,263)
Net income (loss)	$(7,399)	$(19,803)	$(35,929)	$19,586
Earnings per share of common stock:
Basic	$(0.18)	$(0.50)	$(0.89)	$0.48
Diluted	$(0.18)	$(0.50)	$(0.89)	$0.48

Other Financial Data:
EBITDA (3)	$58,892	$34,916	$221,247	$279,287
Adjusted EBITDA (3)	59,475	49,902	235,380	308,066
Capital expenditures:
Acquisitions, net of cash acquired	5,200	41,822	21,467	84,939
Property and equipment	32,921	44,746	136,950	171,440

	As of
	December 31, 2013	December 31, 2012 (1)

	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$111,532	$134,565
Net property and equipment	928,037	943,766
Total assets	1,543,339	1,599,006
Total long-term debt	846,691	844,906
Total stockholders' equity	345,287	372,410

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment Profits as a percent of revenue	35.4%	33.6%	34.6%	38.9%

Fluid Services
Weighted average number of fluid service trucks	986	954	975	926
Truck hours (000's)	579.4	555.2	2,282.4	2,239.9
Revenue per fluid services truck (000's)	$89	$86	$353	$380
Segment profits per fluid services truck (000's)	$26	$25	$107	$125
Segment profits as a percent of revenue	29.0%	29.1%	30.5%	32.8%

Well Servicing
Weighted average number of rigs	425	429	425	429
Rig hours (000's)	199.4	203.0	861.2	893.2
Rig utilization rate	65.6%	66.2%	70.9%	72.9%
Revenue per rig hour, excluding manufacturing	$404	$393	$404	$397
Well servicing rig profit per rig hour	$113	$108	$114	$115
Segment profits as a percent of revenue	26.8%	27.3%	27.1%	28.7%

Contact Drilling
Weighted average number of rigs	12	12	12	12
Rig operating days	781	892	3,310	3,823
Revenue per day	$16,400	$16,000	$16,500	$15,800
Drilling rig profit per day	$5,800	$5,100	$5,500	$5,300
Segment profits as a percent of revenue	35.2%	31.8%	33.3%	34.0%

(1)	Reflects immaterial corrections from prior period, related to executive severance.

(2)

Includes approximately $3,154,000 and $3,024,000 of non-cash compensation expense for the three months ended December 31, 2013 and 2012, respectively, and $13,157,000 and $13,321,000 for the twelve months ended December 31, 2013 and 2012, respectively.

(3)

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.”  This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, amortization, the gain or loss on disposal of assets, the loss on sales and use tax audits, the loss on executive severance, the loss on relocation of the corporate offices, the loss on legal settlement, the loss on early extinguishment of debt, the gain on bargain purchase of an acquisition, and the refund on 2008 Texas margin tax, or “Adjusted EBITDA.”  EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
•	Its operating performance and return on invested capital as compared to those of other companies in the 7 well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
•	EBITDA does not reflect changes in, or cash requirements necessary to service interest or principal payments on, its debt;
•	EBITDA does not reflect income taxes;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
•	Adjusted EBITDA does not reflect Basic’s loss on sales and use tax audits;
•	Adjusted EBITDA does not reflect Basic’s loss on relocation of corporate offices;
•	Adjusted EBITDA does not reflect Basic’s loss on a legal settlement;
•	Adjusted EBITDA does not include Basic’s loss on early extinguishment of debt;
•	Adjusted EBITDA does not reflect Basic’s gain on bargain purchase of an acquisition;
•	Adjusted EBITDA does not reflect Basic’s refund on 2008 Texas margin tax;
•	Adjusted EBITDA does not reflect Basic’s loss on executive severance, and
•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of net income to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012 (1)	2013	2012 (1)
Reconciliation of Net Income to EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(7,399)	$(19,803)	$(35,929)	$19,586
Income taxes	(4,639)	(11,824)	(19,725)	10,263
Net interest expense	16,654	17,251	67,154	62,355
Depreciation and amortization	54,276	49,292	209,747	187,083
EBITDA	$58,892	$34,916	$221,247	$279,287

The following table presents a reconciliation of net income to “Adjusted EBITDA,” which means our EBITDA excluding the loss on disposal of assets, loss on sales and use tax audit, loss on relocation of corporate office, loss on executive severance, loss on legal settlement, loss on early extinguishment of debt, the gain on bargain purchase of an acquisition, and the refund on 2008 Texas margin tax.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012 (1)	2013	2012 (1)
Reconciliation of Net Income to Adjusted EBITDA:	(Unaudited)		(Unaudited)
Net income / (loss)	$(7,399)	$(19,803)	$(35,929)	$19,586
Income taxes	(4,639)	(11,824)	(19,725)	10,263
Net interest expense	16,654	17,251	67,154	62,355
Depreciation and amortization	54,276	49,292	209,747	187,083
Loss on disposal of assets	583	211	2,873	3,334
Loss on severance	—	174	517	1,932
Loss on legal settlement	—	—	8,000	—
Loss on sales and use tax audit	—	3,664	2,743	6,664
Loss on relocation of corporate office	—	3,905	—	7,895
Loss on early extinguishment of debt	—	7,942	—	7,942
Gain on bargain purchase of an acquisition	—	(910)	—	(910)
Refund on 2008 Texas margin tax	—	—	—	1,922
Adjusted EBITDA	$59,475	$49,902	$235,380	$308,066

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